Exhibit 99.1

FROM:	Ken Sgro
CEOcast, Inc.
(212) 732-4300

COMPANY CONTACTS:	Carl Mostert, CEO
John Low, CFO
(858) 625-3000

Spescom Software Announces Results of Annual Shareholder Meeting

SAN DIEGO, CA, January 30, 2004 – Spescom Software Inc., formerly Altris Software, Inc. (OTCBB: ALTS), a leading provider of integrated document, configuration and records management (iDCR) solutions, today the Company’s shareholders had approved the following four proposals.

1)              Reelection of each of the Company’s six board of directors-Carl Mostert, Johann Leitner, Ross Hamilton, Hilton Isaacman, Jim Myers and Larry Unruh.

2)              Approval of an amendment to increase the number of shares of the Company’s common stock reserved for issuance under the Company’s Stock Incentive Plan, from 2,425,000 shares to 5,425,000.

3)              Approval of an amendment to the Company’s Articles of Incorporation to increase the authorized number of shares of the Company’s common stock from 40 million to 100 million.

4)              Approval of an amendment to the Company’s Articles of Incorporation to change the Company’s legal name from Altris Software, Inc. to Spescom Software Inc.

The Company has applied to the NASDAQ to change its trading symbol from “ALTS.”  Once the approval is received the Company will announce the new symbol.

About Spescom Software Inc.

Spescom Software delivers enterprise eBusiness solutions that provide rapid access to accurate information in context to assets, products and processes, resulting in improved customer satisfaction, productivity and safety. It achieves this through a tightly integrated suite of document, configuration and records management technologies that not only allows it to capture and securely store information, but also organizes and structures this information to place it in context.

Key customers include Ocean Energy, Continental Express, AmerenUE, City of Winston-Salem, Sempra Energy, Bombardier, Entergy, Northeast Utilities, London Underground, Railtrack, and many others.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, known and unknown, including such factors, among others, as market acceptance, market demand for the Company’s technologies and services, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality, industry trends, adequacy of the financial resources to execute its business plan, the Company’s ability to attract, retain and motivate key technical, marketing and management personnel, possible disruption in commercial activities occasioned by terrorist activity and armed conflict, and other risk factors detailed in the Company’s SEC filings. Such risks and uncertainties may cause actual results, performance or achievement to be materially different from any future trends, results, performance or achievements expressed or implied by these statements. The forward looking statements in this press release are based upon management’s current expectations and belief, which management believes are reasonable. You are cautioned not to place undue reliance on any forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time.

For further information visit www.spescomsoftware.com

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